EXHIBIT 10.37

CONSULTING AGREEMENT

This consulting agreement (the “Agreement”) is entered into by Satjiv Chahil (“Consultant”) having a place of business at 961 Los Altos Avenue, Los Altos, CA 95035 and PalmSource, Inc. (“PalmSource”) having its principal place of business at 1240 Crossman Avenue, Sunnyvale, CA 94089-1116.

1.0	Services. Consultant shall provide PalmSource consulting services four (4) days per month as generally outlined by PalmSource’s Chief Executive Officer (the “Services”). Initially Consultant will assist PalmSource in: (i) developing a business in India; (ii) developing its current market in Japan, including, but not by limitation, obtaining additional business from Sony and introductions to Toshiba, Sharp and other key Japanese companies; and (iii) penetrating the entertainment business and make a market for Palm Powered® devices and software.

2.0	Compensation and Reporting. Consultant shall be compensated at his standard rate of two thousand eight hundred dollars ($2,800) per day. Consultant shall be paid eleven thousand two hundred dollars ($11,200) monthly, for the Services. Consultant shall invoice PalmSource on the first day of each month and payments will be made by the fifteenth (15th) of the each month. Prior to the fifteenth (15th) of each month, Consultant shall submit to PalmSource’s Chief Executive Officer a summary report detailing the activities of the last thirty (30) days; anticipated activities over the next thirty (30) days along with appropriate advice and quidance. In addition, at the reasonable request of PalmSource’s Chief Executive Officer, Consultant shall supply additional reports, provided they can reasonably be completed as part of the Services.

3.0	Confidential Information

3.1	“Confidential Information” means all confidential and proprietary information, whether written and oral, and in any form or on any media, including, without limitation, engineering documents, research and development, manuals, reports, designs, drawings, plans, flowcharts, software (in source or object code), program listings, data file printouts, printed circuit boards, processes, component part listings and prices, product information, new product plans, sales and marketing plans and/or programs, pricing information, customer lists and other customer information, financial information and employee files or other employee information relating to either PalmSource’s business or technology which is disclosed by PalmSource to Consultant either directly or indirectly.

3.2	Consultant agrees it shall use the same degree of care and means that it utilizes to protect its own Confidential Information, but in any event not less than reasonable care and means, to prevent the unauthorized use or the disclosure of the Confidential Information to third parties. The Confidential Information may be disclosed only on a “need-to-now” basis as required to complete the Services and then only if the recipient is instructed and agrees not to disclose the Confidential Information and not to use the Information for any purpose, permitted herein. A recipient may not alter, decompile, disassemble, reverse engineer, or otherwise modify any Confidential Information received hereunder and the mingling of the Confidential Information with information of the recipient shall not affect the confidential nature or ownership of the same as stated hereunder.

3.2.1	This Agreement shall impose no obligation of confidentiality upon Consultant with respect to any portion of the Confidential Information received hereunder which is: (i) now or hereafter, through no unauthorized act or failure to act on Consultant’s part, in the public domain; (ii) known to the Consultant without an obligation of confidentiality or trust at the time Consultant receives the same from the PalmSource or its customers or agents, as evidenced by written records; (iii) hereafter furnished to Consultant by a third party as a matter of right and without restriction on disclosure; (iv) furnished to others by the PalmSource without restriction on disclosure; or (v) independently developed by Consultant without use of Confidential Information. Nothing in this Agreement shall prevent Consultant from disclosing Confidential Information to the extent he is legally compelled to do so by any governmental investigative or judicial agency pursuant to proceedings over which such agency has jurisdiction; provided, however, that prior to any such disclosure, Consultant shall: (a) assert the confidential nature of the Confidential Information to the agency; (b) immediately notify PalmSource in writing of the agency’s order or request to disclose; and (c) cooperate fully with PalmSource in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of the compelled disclosure and protecting its confidentiality.

4.0	Independent Consultant; No Authority to Bind. Consultant’s relationship to PalmSource hereunder shall be that of a vendor of services. Consultant, when acting in its role as Consultant, shall have no right or authority, expressed or implied, to commit or otherwise obligate PalmSource or any of its affiliates to any third party in any manner. Consultant agrees that PalmSource shall not be obligated to third parties with whom Consultant may make agreements or to whom Consultant may direct payments without PalmSource’s prior written consent.

5.0	Term and Termination. The term of this Agreement shall commence on August 1, 2003, and shall continue until July 31, 2004. Either party hereto may terminate this Agreement by giving the other party thirty (30) days prior written notice.

6.0	No Use of Name. Consultant will not directly or indirectly refer to PalmSource or any of its affiliates in any printed, audio-visual or other advertising or promotional material prepared or distributed by or for Consultant without PalmSource’s specific advance review and written approval. The provisions of this section shall survive any termination of this Agreement.

7.0	Ownership of Documents.

7.1	Consultant agrees that all documents prepared at the request of or on behalf of PalmSource in connection with Services hereunder shall be and remain the sole property of PalmSource, and Consultant shall deliver all such documents to PalmSource upon its request. For purposes of this section, the term “documents” shall include, without limitation, all reports, proposals, lists and sources of customers, plans, specifications, code, studies, tapes or other electronic recordings, drawings, models, sketches and renderings (“Company Information”).

PalmSource Confidential

CONSULTING AGREEMENT

7.2	Consultant specifically agrees that all copyrightable material generated or developed under this Agreement shall be considered works made for hire and that such material shall, upon creation, be owned exclusively by PalmSource. To the extent that any such material, under applicable law, may not be considered works made for hire, Consultant hereby assigns to PalmSource the ownership of copyright in such materials, without the necessity of any further consideration, and PalmSource shall be entitled to obtain and hold in its own name all copyrights in respect of such materials. On or before termination of work, Consultant, shall return to PalmSource all originals and copies of all or any part of Company Information.

7.3	If and to the extent Consultant may, under applicable law, be entitled to claim any ownership interest in the Company Information, Consultant hereby transfers, grants, conveys, assigns, and relinquishes exclusively all of Consultant’s right, title, and interest in and to such materials, under patent, copyright, trade secret, and trademark law, in perpetuity or for the longest period otherwise permitted by law.

7.4	Consultant shall perform any acts that may be deemed necessary or desirable by PalmSource to evidence more fully transfer of ownership of all materials designated under this section 7.0 to PalmSource to the fullest extent possible, including but not limited to the making of further written assignments in a form determined by PalmSource.

7.5	To the extent that any pre-existing rights are embodied or reflected in the Company Information, Consultant, hereby grants to PalmSource the irrevocable perpetual, non-exclusive, worldwide, royalty-free right and license to: (i) use, execute, reproduce, display, perform, distribute copies of, and prepare derivative works based upon such pre-existing rights and any derivative works thereof and (ii) authorize others to do any or all of the foregoing.

8.0	Non-solicitation of Clients. It is understood that Consultant, will learn trade secrets, confidential and proprietary information as referred to in this Agreement. Use of such trade secrets, confidential and proprietary information will provide them with an unfair advantage over PalmSource, as compared to a normally competitive situation. Consultant agrees that if Consultant solicits business from PalmSource’s clients and prospective client, Consultant will of necessity use such trade secrets, proprietary and confidential information, and such solicitation would be unfair. In recognition of this, Consultant agrees that upon termination of this Agreement, Consultant, will not engage in the conduct described below:

8.1	Consultant shall not solicit any clients of PalmSource (i.e., clients where at least a project has been conducted in the last two (2) years), or attempt to take away any business of PalmSource that is either under way or about to begin at the termination of this Agreement.

8.2	For a period of one (1) year following termination of this Agreement, Consultant shall not interfere or compete in any way with any proposal or other efforts of PalmSource’s, already in progress (that is, a proposal sent to or being then currently developed for a specific existing or prospective client or clients, or contemplated to be submitted to a specific existing or prospective client or clients by PalmSource within one (1) year) at the termination of this Agreement.

9.0	Non solicitation of Employees. Consultant agrees that he will not, either during the term of this Agreement or at any time thereafter, hire nor attempt to solicit or influence any of PalmSource’s employees to: (i) become employees of, or render services to, any other employer or business; (ii) engage in any activity, business or undertaking not sponsored by PalmSource; or (iii) engage in any activity contrary to or conflicting with the interests of PalmSource, while the employee is employed at PalmSource.

10.0	Governing Law. This Agreement shall be governed by the laws of the State of California. The parties hereby submit to the jurisdiction of the Superior Court of Santa Clara County, State of California, and the United States District Court for the Northern District of California

11.0	Severability. In the event any provision of this Agreement is found to be invalid, illegal or unenforceable, the validity, legality and enforceability of any of the remaining provisions shall not in any way be affected or impaired.

12.0	Entire Agreement. This Agreement consists of two (2) pages and represents the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede all prior representations, understandings and agreements, whether oral or written, with respect to such subject matter. This Agreement may be modified only by a writing executed by both parties.

Further, This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. If this Agreement is executed in counterparts, no signatory hereto shall be bound until both the parties named below have duly executed or caused to be duly executed a counterpart of this Agreement.

PalmSource, Inc.

By:	/s/ David C. Nagel
Name:	David C. Nagel
Title:	President & CEO
Date:	8/12/03

Consultant

By:	/s/ Satjiv S. Chahil
Name:	Satjiv S. Chahil
Title:
Date:	8/13/03

PalmSource Confidential